Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-225819

Prospectus Supplement
(To prospectus filed June 29, 2018, effective July 2, 2018)

SMTC CORPORATION

5,777,777 Subscription Rights to Purchase Shares of Common Stock and
Up to 5,777,777 Shares of Common Stock Issuable upon Exercise of Subscription Rights

We are distributing to the holders of our common stock (as described in more detail below), at no charge, non-transferrable subscription rights (each, a “Right”) to purchase our common stock (the “Rights Offering”). Each holder of our common stock as of closing on July 23, 2018 (the “Record Date”) will receive one Right to purchase one share of our common stock (subject to proration as described below) for each three shares of common stock owned by such holder on the Record Date (the “Basic Subscription Privilege”). Each Right will be exercisable at a price per share (the “Subscription Price”) equal to $2.25 (subject to extension as described below, the “Expiration Date”). Pursuant to the terms of this Rights Offering, the Rights may be exercised for a maximum of $13,000,000 of subscription proceeds (the “Maximum Offering Amount”). If the Rights Offering is not fully subscribed and you fully exercise your Basic Subscription Privilege, you may also exercise your Rights to purchase at the Subscription Price common stock that were not subscribed for by other Rights holders under the Rights Offering (the “Over-Subscription Privilege”). For a more detailed discussion, see “The Rights Offering.”

The Rights Offering commences on July 25, 2018 (the “Commencement Date”) and the Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on August 22, 2018, unless the Rights Offering is extended. There is no minimum number of Rights that must be exercised in this Rights Offering, no minimum number that any Rights holder must exercise, and no minimum number of shares of common stock that we will issue at the closing of this Rights Offering. Once made, all exercises of Rights are irrevocable. We may extend the subscription period up to an additional thirty (30) days, at our sole discretion.

We are conducting the Rights Offering to raise capital that we intend to use to fund the growth of our business, including the acquisition of and investment in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We may also use the proceeds for working capital and for general corporate purposes. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes.  As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.  If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement.  Pending use of the net proceeds, we intend to invest the proceeds in investment-grade, interest-bearing securities. See “Use of Proceeds.”

Our common stock is listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “SMTX.” On July 20, 2018, the last reported sales price of our common stock on NASDAQ was $2.80 per share. As of July 20, 2018, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $36,385,818 based on 17,303,510 outstanding shares of common stock, of which approximately 12,994,935 shares are held by non-affiliates, and a per share price of $2.80, based upon the closing sale price of our common stock on July 20, 2018. As of the date hereof, we have not sold any of our securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month period that ends on and includes the date hereof.

Our board of directors is making no recommendation regarding your exercise of the Rights. The Rights may not be sold, transferred or assigned and will not be listed for trading on NASDAQ or any other stock exchange or market. You are urged to obtain a current price quote for our common stock before exercising your Rights.

Investing in our securities involves a high degree of risk. You should read this prospectus supplement and the information incorporated herein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page S-17 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price (1)	$2.25	$13,000,000
Proceeds, before expenses, to us	$2.25	$13,000,000

(1)	Assumes the Rights Offering is fully subscribed.

You should carefully consider whether to exercise your Rights before August 22, 2018 (unless extended). You may not revoke or revise any exercises of Rights once made unless we terminate the Rights Offering.

If you have any questions or need further information about this Rights Offering, please contact Georgeson LLC, the information agent for the Rights Offering, at (866) 413-5901.

The date of this prospectus supplement is July 23, 2018

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement and any later prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

You should assume that the information contained in this prospectus supplement and in any other prospectus supplement is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any other prospective supplement for any sale of securities.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this Rights Offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this Rights Offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus, any related free-writing prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities.

You should rely only on this prospectus supplement, the accompanying prospectus, any related free-writing prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free-writing prospectus is accurate as of any date other than as of the date of this prospectus supplement, the accompanying prospectus or any related free-writing prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

Unless otherwise stated, all references to “us,” “our,” “SMTC,” “we,” the “Company” and similar designations refer to SMTC Corporation. Our logo, trademarks and service marks are the property of SMTC Corporation. Other trademarks or service marks appearing in this prospectus supplement are the property of their respective holders.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus supplement and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus supplement and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly-regulated, very-competitive, and rapidly-changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed (i) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, (ii) in this prospectus supplement and, in particular, the risks discussed below and under the heading “Risk Factors” and (iii) those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus supplement. You are advised to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus supplement, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

Business Overview

SMTC is a provider of end-to-end electronics manufacturing services (“EMS”), including product design and engineering services, printed circuit board assembly (“PCBA”), production, enclosure, cable assembly, precision metal fabrication, systems integration and comprehensive testing services, configuration to order (“CTO”), build to order (“BTO”) and direct order fulfillment (“DOF”). SMTC has manufacturing and other facilities in the United States, Canada, Mexico, and China, with approximately 1,171 employees as of December 31, 2017 of which 1,110 are full-time employees. SMTC’s services extend over the entire electronic product life cycle from new product development and new product introduction (“NPI”) through to growth, maturity and end of life phases. SMTC offers fully integrated contract manufacturing services to global original equipment manufacturers (“OEMs”), and technology companies primarily within the industrial, networking and communications, power and energy and medical market sectors.

SMTC has customer relationships with industry leading OEMs. We developed these relationships by capitalizing on the continuing trend of OEMs to outsource non-core manufacturing services, to consolidate their supplier base and to form long-term strategic partnerships with select high quality EMS providers. We work closely with and are highly responsive to our customers throughout the design, manufacturing and distribution process, providing value-added services. We seek to grow our business through the addition of new high-quality customers, the expansion of our share of business with existing customers, and participating in the growth of existing customers.

We believe that fundamental to the key benefits we offer is our strategic approach in working with customers premised upon gaining insight into their business and bringing innovative solutions to enhance their competitiveness, time to market and profitability. SMTC seeks to lower total cost of ownership, improve product quality and reliability, accelerate new products to market, improve service and DOF, reduce working capital requirements and capital expenditures, all of which results in improvement of our customers’ overall margins and end customer satisfaction.

Our Markham, Ontario (Toronto) site serves as the corporate office and as a key center of excellence (“COE”), with particular emphasis on supporting our global manufacturing locations in value engineering, transition management, global supply chain management, financial and treasury services and information technology. In addition, the COE works directly with customers on product design projects of various scope and scale.

Our Fremont, California facility operates in a ‘Copy-Exact’ lean process environment specializing in NPI, PCBA, system integration, CTO services, and is food and drug administration (“FDA”) and international traffic in arms regulations (“ITAR”) registered.

Our Chihuahua, Mexico facility serves as SMTC’s largest manufacturing and assembly operation, offering customers high quality services in a cost-effective site. This facility operates in a ‘Copy-Exact’ lean process environment located close to North American OEMs. Offering state of the art PCBA and a full suite of system integration services, along with cable harness assembly and enclosure. This facility operates computer numerical control machining and precision sheet metal fabrication, this facility services those OEMs requiring the lowest cost North American manufacturing solutions.

Our ChangAn (Dongguan), China location serves as a large-scale manufacturing facility and operates in a ‘Copy-Exact’ lean process environment enabling SMTC to capitalize on the strengths of operations by providing SMTC’s current and prospective customers with highly efficient, low cost Asia-based electronic manufacturing solutions. This facility offers a full suite of integrated manufacturing services, including PCBA, testing, box build, final product integration, world-wide customer logistics, and expanded supply chain capabilities through our Hong Kong sourcing and procurement office.

Company History

We are a Delaware Corporation incorporated in July 1998. Our present corporate structure resulted from the July 1999 combination of predecessor companies Surface Mount and HTM Holdings Inc. Subsequent to the combination, all of Surface Mount’s operating subsidiaries, other than SMTC Canada and Qualtron, Inc., became subsidiaries of HTM Holdings Inc. In 2011, we expanded our operations in San Jose, California with the acquisition of ZF Array Technology, Inc. (“ZF Array”), a privately held electronics manufacturing services provider. In 2012, the Asian entities of SMTC Electronics Dongguan Company Limited and SMTC Electronics (Suzhou) Company Limited were established. Our SMTC Electronics (Suzhou) Company Limited, China facility was closed in accordance with the restructuring plan as announced on May 15, 2017. The closure of the SMTC Electronics (Suzhou) Company Limited, China facility was initiated in the second quarter of 2017 and was substantially completed by the end of 2017.

Corporate Information

Our principal executive offices are located at 7050 Woodbine Ave, Suite 300, Markham, Ontario, Canada L3R 4G8 and our telephone number at that address is (905) 479-1810. Our corporate website is located at www.smtc.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus or any prospectus supplement.

THE OFFERING

The following summary contains basic information about the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the securities we are offering, you should read the section entitled “The Rights Offering.”

Securities to be Offered

We are distributing to you, at no charge, non-transferable Rights to purchase one (1) share of common stock (subject to proration) for every three (3) shares of our common stock that you own on the Record Date, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees on your behalf, as a beneficial owner of such shares.

Size of the Offering	5,777,777 Rights, representing one Right for every three shares of our common stock currently outstanding.

Subscription Price

The Subscription Price will be $2.25 per share (the “Initial Price”). Subscribers must fund their subscriptions pursuant to both the Basic Subscription Privilege and Over-Subscription Privilege at the Initial Price. If a subscriber elects to receive his or her Excess Subscription Amount in cash rather than have such Excess Subscription Amount used to purchase shares in the Rights Offering, the Subscription Agent will refund the difference to such subscriber promptly after the closing of the Rights Offering with no interest or penalty.

Basic Subscription Privilege

Subject to proration if more than the Maximum Offering Amount is subscribed for, each Right will entitle its holder to subscribe for one share of common stock at the Subscription Price. At the end of the subscription period, unexercised Rights will expire and have no value.

Over-Subscription Privilege

If, and only if, you fully exercise your Basic Subscription Privilege, you will also have an Over-Subscription Privilege which allows you to subscribe for additional shares that were not exercised by other stockholders. You must state your intention to exercise your Over-Subscription Privilege at the time that you exercise your Rights. The additional shares will be sold at the same Subscription Price per share and are also subject to proration. For more information, see “Questions and Answers Relating to the Rights Offering” below.

Proration

Both the Basic Subscription Privilege and Over-Subscription Privilege will be subject to proration to ensure that the aggregate proceeds raised in the Rights Offering does not exceed the Maximum Offering Amount. The Maximum Offering Amount equals the total amount that the Company may raise in an equity offering pursuant to General Instruction I.B.6 of Form S-3. If any proration is necessary, subscriptions for shares will be prorated. For more information regarding proration, including the precise formula for how your Rights will be prorated, see “Questions and Answers Relating to the Rights Offering – What is proration?” below.

Record Date	July 23, 2018.

Commencement Date	The subscription period for the Rights Offering begins on July 25, 2018.

Expiration Date

5:00 p.m., Eastern Time, August 22, 2018. The Expiration Date is subject to extension of up to 30 days at the sole discretion of the Company. The Company is not required to give notice of such extension.

Subscription Period

The Rights Offering will take place beginning on the Commencement Date and will end on August 22, 2018, unless extended. Our board of directors may for any reason terminate the Rights Offering at any time before the completion of the Rights Offering.

Subscription Procedure

If you are a record holder of our common stock, you must deliver a properly completed Rights Certificate (sent to you with this prospectus supplement) to the Subscription Agent together with payment in cleared or good funds to be received before August 22, 2018 (unless extended). You may deliver the documents and payments by first class mail or overnight courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your Rights on your behalf. Please follow the instructions of your broker or your nominee, who may require that you meet a deadline earlier than the Expiration Date.

Delivery of Shares

As soon as practicable after the expiration of the Rights Offering, the Subscription Agent will arrange for the issuance of the shares of common stock purchased pursuant to the Rights Offering. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, the Depository Trust Company (the “DTC”) will credit your account with your nominee with the securities you purchased in the Rights Offering. If you are a holder of record of shares, all shares of common stock that are purchased by you in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities.

Non-Transferability of Rights	The Rights may not be sold, transferred, assigned or given away to anyone. The Rights will not be listed for trading on any stock exchange or market.

No Recommendation

Neither the board of directors of our Company, or the Information Agent or is making a recommendation regarding your exercise of the Rights. You are urged to make your decision to invest based on your own assessment of our business and the terms of the Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Revocation

All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights. However, if we make a material change to the terms of the Rights Offering set forth in this prospectus supplement, for example, extending the Rights Offering beyond the Expiration Date as permitted in this prospectus supplement or materially increasing or decreasing the Subscription Price (a “Material Change”), you may cancel your subscription and receive a refund of any money you have advanced.

No Minimum Requirements	There is no minimum subscription requirement for closing this Rights Offering, and no minimum subscription requirement for any subscription rights holder.

Other Subscription Limitations

In the event that the exercise by a stockholder of the Rights could, as determined by us in our sole discretion, potentially result in a limitation on our ability to use net operating losses, tax credits and other tax attributes (the “Tax Attributes”) under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated by the Internal Revenue Service, we may, but we are under no obligation to, reduce the number of shares of common stock to be acquired by such stockholder to such number of shares of our common stock as we, in our sole discretion, shall determine to be advisable in order to preserve our ability to use the Tax Attributes.

Backstop Agreements

Effective as of July 16, 2018, we have entered into backstop agreements (each, a “Backstop Agreement”) with each of (i) Red Oak Partners, LLC, a Delaware limited liability company, (ii) Edward Smith, (iii) Clarke H. Bailey, and (iv) J. Randall Waterfield (each, a “Stockholder Backstop Purchaser”), current stockholders of the Company, pursuant to which each respective Stockholder Backstop Purchaser has agreed to exercise its Basic Subscription Privilege in full, to exercise its Over-Subscription Privilege and, upon the completion of the Rights Offering, to purchase 100% of all remaining available shares not otherwise subscribed for pursuant to all other stockholders’ Basic Subscription Privileges and Over-Subscription Privileges, subject to the respective Stockholder Backstop Purchaser’s total commitment amount. The aggregate dollar amount of backstop commitments from all Stockholder Backstop Purchasers is $8,100,000 (the “Stockholder Backstop Commitments”).

Effective as of July 16, 2018, we have entered into Backstop Agreements with each of (i) Mitch Otolski, Trustee of the MRS Trust, (ii) Hoak & Co., a Delaware corporation, (iii) Mabipa Overseas, S.A., a Panamanian company, (iv) John Ransom, and (v) BPZG Ventures LLC, a New York limited liability company (each, a “Non-Stockholder Backstop Purchasers” and, together with the Stockholder Backstop Purchasers, the “Backstop Purchasers”), current non-stockholders of the Company, pursuant to which each respective Non-Stockholder Backstop Purchaser has agreed to purchase 100% of all remaining available shares not otherwise subscribed for pursuant to all stockholders’ Basic Subscription Privileges and Over-Subscription Privileges, subject to respective Non-Stockholder Backstop Purchaser’s total commitment amount. The aggregate dollar amount of backstop commitments from all Non-Stockholder Backstop Purchasers is $4,900,000 (the “Non-Stockholder Backstop Commitments” and, together with the Stockholder Backstop Commitments, the “Backstop Commitments”).

The aggregate dollar amount of Backstop Commitments is $13,000,000.

For more information, see “The Backstop Agreements” below.

Use of Proceeds

We intend to use the net proceeds of this offering to fund the growth of our business, including the acquisition of and investment in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We may also use the net proceeds for working capital and for general corporate purposes.  See “Use of Proceeds.”

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	Georgeson LLC.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of the Rights. You are urged, however, to consult your tax advisor as to your particular tax consequences resulting from the receipt and exercise of the Rights. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors

Your investment in our securities involves substantial risks. You should consider the “Risk Factors” and the “Note Regarding Forward-Looking Statements” included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our filings with the SEC.

NASDAQ Ticker Symbol	Our common stock is listed on The NASDAQ Capital Market under the symbol “SMTX.”

Fees and Expenses

We will pay all fees and expenses charged by the Subscription Agent and the Information Agent in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or other expenses that may be incurred in connection with the exercise of the Rights.

Questions

If you have any questions about the Rights Offering, including questions about subscription procedures and requests for additional copies of this prospectus supplement and the accompanying prospectus or other documents, please contact the Information Agent, Georgeson LLC, at (866) 413-5901.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering and our business. We urge you to read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Why are we conducting the Rights Offering?

We are conducting the Rights Offering to raise additional capital to fund the growth of our business, including the acquisition of and investment in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We may also use the proceeds for working capital and for general corporate purposes. Rather than seeking financing from new investors, our board of directors has chosen to give you the opportunity to purchase additional shares to maintain your current percentage ownership in our Company and provide us with additional capital at these price levels. We cannot assure you that we will not need to seek additional financing in the future.

What is the Rights Offering?

We are distributing to the holders of our common stock, at no charge, non-transferrable subscription rights to purchase our common stock. Each holder of our common stock as of closing on July 23, 2018 will receive one (1) Right to purchase one (1) share of our common stock (subject to proration as described below) for each three (3) shares of common stock owned by such holder on the Record Date (based on the number of shares of common stock owned by such holder, rounded down to the nearest multiple of three (3); no fractional rights will be granted). Each Right will be exercisable at a price per share equal to $2.25. Pursuant to the terms of this Rights Offering, the Rights may be exercised for a Maximum Offering Amount of $13,000,000. The Rights will be evidenced by a Rights Certificate that has been sent to you along with this prospectus supplement. Each Right will entitle the holder to a Basic Subscription Privilege and an Over-Subscription Privilege. The Over-Subscription Privilege will include Basic Subscription Privileges that remain unsubscribed at the Expiration Date. You will only be permitted to exercise your Over-Subscription Privilege, if any, if you fully exercise your Basic Subscription Privilege.

If I want to subscribe for the shares, how do I get started?

To subscribe for the common stock, you must follow the process described in the Rights Certificate sent to you. The Rights Certificate is also available from the Information Agent. For assistance or copies of the documents you may contact the Information Agent, Georgeson LLC, at (866) 413-5901.

Where can I find the number of Rights I hold?

The number of Rights you hold will be shown on the Rights Certificate. The number shown is the total number of your Rights. You may exercise any or all of them for shares of common stock, but for purposes of the Basic Subscription Right, the number you exercise cannot exceed the number shown. That said, if you elect to exercise your Basic Subscription Right in full, you may also elect to exercise your Over-Subscription Privilege.

What if I believe that the number of Rights indicated on my Rights Certificate is not correct?

Each three shares of common stock that you hold on the Record Date will entitle you to one Right. Depending on how you hold your shares (in certificated or book-entry form as a holder of record or through one or more brokerage accounts in “street name”), you may receive one or more Rights Certificates. If, after a review of all of your Rights Certificates, you do not believe that the number of Rights included on your Rights Certificate(s) is correct, please contact our Information Agent, Georgeson LLC, at (866) 413-5901.

What is the Basic Subscription Privilege?

The Basic Subscription Privilege of each Right gives our stockholders of record as of July 23, 2018 the opportunity to purchase one share of common stock at the Subscription Price (subject to proration). We have granted to you, as a stockholder of record as of closing on the Record Date, one Right for every three shares of our common stock you owned at that time (based on the number of shares of common stock owned by such holder, rounded down to the nearest multiple of three; no fractional rights will be granted). For example, if you owned 3,000 shares of our common stock as of closing on the Record Date, you would receive 1,000 Rights and would have the right, subject to proration, to purchase up to 1,000 additional shares of common stock at the Subscription Price with your Basic Subscription Privilege. If you fully exercise your Basic Subscription Privilege, you would also be entitled to an Over-Subscription Privilege, in each case subject to proration as described herein. You may exercise the Basic Subscription Privilege of any number of your Rights, or you may choose not to exercise any Rights. If you exercise your Basic Subscription Privilege, you may elect to purchase shares of common stock up to the number of Rights you hold. However, all subscriptions, including those pursuant to the Basic Subscription Privilege, are subject to proration.

There is no minimum number of shares of common stock that you must purchase, but you may not purchase fractional shares. You may exercise all or a portion of your Basic Subscription Privilege, or you may choose not to exercise any Rights at all. However, if you exercise less than your full Basic Subscription Privilege, you will not be entitled to purchase shares under your Over-Subscription Privilege.

Any excess subscription payments received by the Subscription Agent caused by proration will be promptly returned to the subscriber, without interest.

What is proration?

All subscriptions, including subscriptions pursuant to the Basic Subscription Privilege, will be subject to proration to ensure that the aggregate proceeds raised in the Rights Offering does not exceed the Maximum Offering Amount which is the total amount that the Company may raise in an equity offering pursuant to General Instruction I.B.6 of Form S-3. In the event that the number of subscriptions exceeds the Maximum Offering Amount, each subscriber will receive a pro rata portion of the shares issued pursuant to the Rights Offering. Each subscriber will receive a number of shares per Right equal to the product (disregarding fractions) obtained by multiplying the number of shares issuable by the Company to ensure that the Maximum Offering Amount is not exceeded based on the Subscription Price (the “Maximum Available New Stock”) by a fraction of which the numerator is the number of shares subscribed for by that subscriber under the Basic Subscription Right (or the Over-Subscription Privilege, as the case may be) and the denominator is the aggregate number of shares subscribed for by all of the subscribers pursuant to the Basic Subscription Right (or the Over-Subscription Privilege, as the case may be). Any fractional shares to which subscribers would otherwise be entitled pursuant to such allocation shall be rounded down to the nearest whole share.

For example, assume that the Subscription Price is $4.00 per share and 5,000,000 Rights are exercised during the course of the Rights Offering. The gross proceeds to the Company, without proration, would equal $20,000,000 which is in excess of the Maximum Offering Amount. Accordingly, we would be required to prorate the subscriptions for each subscriber. If you exercised 100 Rights subscribing for 100 shares, your subscription would be prorated and you would receive only 65 shares of common stock (100 shares multiplied by the quotient of $13,000,000, or the Maximum Offering Amount, divided by $20,000,000) and would be refunded any additional money, without interest.

The Subscription Agent will notify rights holders of the number of shares allocated to each holder promptly after completion of the allocation process. Any excess subscription payments received by the Subscription Agent will be promptly returned, without interest.

What is the Over-Subscription Privilege?

The Over-Subscription Privilege provides stockholders that exercise all of their Basic Subscription Privileges the opportunity to purchase the shares of common stock that are not purchased by other stockholders in this Rights Offering (the “Remaining New Stock”) up to the Maximum Offering Amount. If you fully exercise your Basic Subscription Privilege, the Over-Subscription Privilege entitles you to subscribe for additional shares unclaimed by other holders of Rights in this Rights Offering at the same Subscription Price per share. If an insufficient number of shares is available to fully satisfy all Over-Subscription Privilege requests, we will allocate the available shares pro-rata among those stockholders exercising their Over-Subscription Privilege based on the number of available shares such that each subscriber would receive such number of shares equal to the product (disregarding fractions) obtained by multiplying the number of shares of Remaining New Stock by a fraction of which the numerator is the number of shares subscribed for by that participant under the Over-Subscription Privilege and the denominator is the aggregate number of shares of Remaining New Stock subscribed for by all participants under the Over-Subscription Privilege. Any fractional shares to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the nearest whole share.

To properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege prior to the expiration of the Rights Offering or such earlier date as may be specified in the Rights Certificate you receive from the Subscription Agent. Because we will not know the total number of unsubscribed shares prior to the Expiration Date, you will need to deliver payment in an amount equal to the aggregate purchase price for the maximum number of shares that you desire to purchase.

Any excess subscription payments received by the Subscription Agent caused by proration will be promptly returned to the subscriber, without interest.

How was the discount to market price determined by the Board for purposes of establishing the Subscription Price?

Our board of directors considered, among other things, the following factors in determining the discount to market price for purposes of establishing the Subscription Price:

●	the current and historical trading prices of our common stock;

●	the price at which stockholders might be willing to participate in the Rights Offering;

●	our need for additional capital and liquidity;

●	the cost of capital from other sources; and

●

comparable precedent transactions, including the percentage of shares offered, the terms of the Rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our board of directors also reviewed our history and prospects, including our past and present burn rate and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our board of directors believes that the discount to market price should be designed to provide an incentive to our current stockholders to participate in the Rights Offering and exercise their Rights.

The Subscription Price does not necessarily bear any relationship to any established criteria for value, other than the current market price of our common stock on certain dates. You should not consider the Subscription Price as an indication of actual value of our Company. We cannot assure you that the market price of our common stock will not decline during or after the Rights Offering. You should obtain a current price quote for our common stock before exercising your Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Rights are irrevocable.

Am I required to exercise any or all of the Rights I receive in the Rights Offering?

No. You may exercise any number of your Rights, or you may choose not to exercise any Rights at all. Exercising or not exercising your Rights will not affect the number of shares of our common stock you own (or have the right to own upon exercise of other securities). However, if you choose not to exercise your Rights, your percentage ownership interest in the Company and your voting and other rights may be diluted by other stockholder purchases (to the extent we receive any subscriptions in this Rights Offering).

How soon must I act to exercise my Rights?

The Rights may be exercised at any time beginning on the Commencement Date which is July 25, 2018 and prior to the Expiration Date which is August 22, 2018, at 5:00 p.m., Eastern Time, unless the subscription period is extended. If you elect to exercise any Rights, the Subscription Agent must actually-receive all required documents and payments from you prior to August 22, 2018, at 5:00 p.m., Eastern Time. Although we have the option of extending the subscription period for a period not to exceed 30 days, we do not intend to do so.

How do I exercise my Rights?

If you are a stockholder of record (meaning you hold your shares of our common stock in your name and not through a broker, dealer, bank or other nominee) and you wish to participate in the Rights Offering, you must deliver a properly-completed and signed Rights Certificate, together with payment of the Subscription Price for the Rights you elect to exercise (including any Over-Subscription Rights that you would like to exercise, if available), to the Subscription Agent before August 22, 2018 (unless extended). If you are exercising your Rights through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the shares subscribed for in accordance with the instructions and within the time-period provided by your broker, dealer, bank or other nominee. For assistance you may contact the Information Agent, Georgeson LLC, at (866) 413-5901.

What if my shares are held in “street name”?

If you hold your shares of our common stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own. The record holder must exercise the Rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this Rights Offering and purchase shares, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank or other nominee, to notify you of this Rights Offering and to send you all of the information and documentation necessary for you to participate in the Rights Offering. For assistance you may contact the Information Agent, Georgeson LLC, at (866) 413-5901.

Because the final Subscription Price may not be determined until the Expiration Date, how much money should I send to the Subscription Agent if I want to exercise my Rights?

For purposes of initially-exercising your Rights, you should assume that the Subscription Price will equal the Initial Price of $2.25 per share. Accordingly, for each Right that you would like to exercise, including any Rights that you would like the opportunity to exercise pursuant to the Over-Subscription Privilege, you should send $2.25 per share. For assistance you may contact the Information Agent, Georgeson LLC, at (866) 413-5901.

How do I exercise my Rights?

If you wish to participate in the Rights Offering, you must take the following steps:

●

deliver payment to the Subscription Agent (or to your broker, dealer, bank or other nominee, if applicable) using the methods outlined in this prospectus supplement before 5:00 p.m., Eastern Time, on August 22, 2018; and

●

deliver a properly completed Rights Certificate to the Subscription Agent (or to your broker, dealer, bank or other nominee, if applicable) using the methods outlined in this prospectus supplement before 5:00 p.m., Eastern Time, on August 22, 2018.

What form of payment is required?

You must timely pay the full Subscription Price for the full number of shares you wish to acquire pursuant to the exercise of Rights.  If you are the record holder, you must deliver payment to the Subscription Agent via (i) personal check, or (2) cashier’s check, in each case, drawn upon a U.S. bank; please reference your rights card control number on your check or Notice of Guaranteed Delivery.  If your shares are held in the name of a broker, dealer, bank or other nominee, you should deliver payment to such broker, dealer, bank or other nominee, as applicable, in accordance instructions provided therefrom.  For any holder who wishes to make such payment by cashier’s check, the cashier’s check must have the registered holder’s name imprinted (not simply written) on the check by the financial institution.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be returned back to you along with a letter indicating what further action you need to take to correct the defective subscription received by the Agent. All attempts to cure your defective presentation must be received no later than the expiration time.

Personal or cashier’s checks payable to “Computershare” should be sent to Computershare c/o Corporate Actions Voluntary Offer; COY: SMTX P.O. Box 43011 Providence, RI 02940-3011 or by Overnight Courier to Computershare c/o Corporate Actions Voluntary Offer; COY: SMTX 250 Royall Street, Suite V, Canton, MA 02021. Please be sure your payment is scheduled for delivery on or prior to 5:00 p.m., Eastern Time, on August 22, 2018, to ensure that your payment is processed prior to the Expiration Date.

For any holder who wishes to make such payment by cashier’s check, the cashier’s check must have the registered holder’s name imprinted (not simply written) on the check by the financial institution.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank or other nominee, then you should send your subscription documents and subscription payment to that broker, dealer, bank or other nominee. If you are the record holder, then you should send your Rights Certificate and payment of your Subscription Price to the Subscription Agent first class mail or overnight courier service to:

By first class mail:	Computershare Trust Company, N.A.
Corporate Actions Voluntary Offer; COY: SMTX P.O. Box 43011 Providence, RI 02940-3011

By overnight courier service:	Computershare Trust Company, N.A.
Corporate Actions Voluntary Offer: COY: SMTX 250 Royall Street, Suite V Canton, MA 02021

You or your nominee, as applicable, are solely responsible for completing delivery to the Subscription Agent of your subscription documents, Rights Certificate and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent and clearance of payment before the expiration of the Rights Offering.

When will I receive my new shares of common stock?

The Subscription Agent will arrange for the issuance of the common stock promptly after the expiration of the Rights Offering and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares in the name of a broker, dealer, bank or other nominee, DTC will credit your account with your nominee with the securities you purchase in the Rights Offering. If you are a holder of record of shares, all shares that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of the common stock.

If I exercise some or all of my Rights, may I cancel my exercise before the Rights Offering closes?

No. All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if our board of directors extends the rights offering for a period of up to 30 days. However, if we amend the Rights Offering to allow for an extension of the subscription period of more than 30 days or make a Material Change to the terms of the Rights Offering set forth in this prospectus supplement, you may cancel your purchase and receive a refund of any money you have advanced. You should not exercise your Rights unless you are certain that you wish to purchase shares at the Subscription Price.

If I exercise some or all of my Rights and I determine that I would like to exercise more of my Rights or I would like to exercise or increase my Over-Subscription Privilege, may I do so and, if so, what steps do I need to take?

Yes. While you may not revoke any exercise of your Rights, if you desire to increase your subscription you may do so. Please contact the Information Agent, Georgeson LLC, at (866) 413-5901 to increase your subscription.

May I transfer my Rights?

No. You may not sell or transfer your Rights to anyone.

Are we requiring a minimum subscription to complete the Rights Offering?

No. We may complete the Rights Offering regardless of the number of Rights that may be exercised.

Are there any conditions to completing the Rights Offering?

No, but we have the right to cancel or modify the terms of the Rights Offering in our sole discretion.

Are there any other limitations on the exercise of the Rights aside from potential proration?

Yes. In the event that the exercise by a stockholder of the Rights could, as determined by us in our sole discretion, potentially result in a limitation on our ability to use the Tax Attributes under the Code and rules promulgated by the Internal Revenue Service, we may, but we are under no obligation to, reduce the number of shares of common stock to be acquired by such stockholder to such number of shares of our common stock as we, in our sole discretion, shall determine to be advisable in order to preserve our ability to use the Tax Attributes.

Can our board of directors extend, cancel or amend the Rights Offering?

Yes. We have the option to extend the Rights Offering and the period for exercising your Rights for a period not to exceed 30 days, at our sole discretion. We do not presently intend to extend the Rights Offering. If we elect to extend the Expiration Date to a date following August 22, 2018, we will issue a press release announcing such extension no later than 5:00 p.m., Eastern Time, on the next business day after the most recently announced Expiration Date. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give stockholders more time to exercise their Rights in the Rights Offering.

Our board of directors may cancel the Rights Offering at any time in its sole discretion. If the Rights Offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the Subscription Agent will be promptly returned, without interest or penalty.

Our board of directors also has the right to amend or modify the terms of the Rights Offering in its sole discretion. If we make any Material Change to the terms of the Rights Offering set forth in this prospectus, we will offer persons who have exercised their Rights the opportunity to cancel their purchases and the Subscription Agent will refund the funds advanced by each such person and recirculate an updated prospectus supplement. In addition, upon such event, we may extend the Expiration Date to allow holders of Rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the Rights Offering and the new expiration date. The terms of the Rights Offering cannot be modified or amended after the Expiration Date. Although we do not presently intend to do so, we may choose to amend or modify the terms of the Rights Offering for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications may include a change in the Subscription Price, although we do not currently anticipate any such change.

Has our board of directors made any recommendation to our stockholders regarding the Rights Offering?

No. Our board of directors is not making any recommendation to stockholders regarding the exercise of Rights in the Rights Offering. You should make an independent investment decision about whether or not to exercise your Rights. Stockholders who exercise Rights risk the loss of the amount invested. Please see “Risk Factors” for a discussion of material risks involved in investing in our common stock.

Will our directors and executive officers participate in the Rights Offering?

To the extent they hold common stock as of the Record Date, our directors and executive officers will be entitled to participate in the Rights Offering on the same terms and conditions applicable to other Rights holders. Each the following directors and executive officers, as Backstop Purchasers, have entered into Backstop Agreements pursuant to which each such director and executive officer has agreed to exercise its Basic Subscription Privilege in full, to exercise its Over-Subscription Privilege and, upon the completion of the Rights Offering, to purchase 100% of all remaining available shares not otherwise subscribed for pursuant to all other stockholders’ Basic Subscription Privileges and Over-Subscription Privileges, subject to the respective Backstop Purchaser’s total commitment amount: (i) Edward Smith, (ii) Clarke H. Bailey, and (iii) J. Randall Waterfield.

How many shares of the Company’s common stock will be outstanding after the rights offering?

On the Record Date, 17,303,510 shares of our common stock were issued and outstanding. We are offering up to 5,777,777 shares of our common stock in this Rights Offering. In reliance on the Backstop Commitments, we expect to issue all of the shares of common stock in this Rights Offering. We therefore anticipate 23,081,287 shares of common stock issued and outstanding following completion of the Rights Offering.

How much proceeds will we receive from the Rights Offering?

Assuming the Rights Offering is subscribed in full, we will receive proceeds of approximately $12,875,000, net of expenses and fees incident to this Rights Offering estimated at approximately $125,000. However, until the subscription period ends, we will not know the total proceeds that we have received in the Rights Offering.  For a description on how we plan to use the proceeds of the Rights Offering, please see “Use of Proceeds.”

Why are there Backstop Purchasers?

Our objective is to raise the Maximum Offering Amount in gross proceeds from the Rights Offering. In the event that the Maximum Offering Amount is not raised as a result of stockholders exercising their Basic Subscription Privileges and Over-Subscription Privileges, we have obtained commitments, effective as of July 16, 2018, from the Backstop Purchasers in order to establish a higher likelihood of raising the Maximum Offering Amount.

Will the Backstop Purchasers receive any compensation for their Backstop Commitments?

No. The Backstop Purchasers will not receive any compensation for their Backstop Commitments.

Are there any conditions to the Backstop Purchasers’ obligations under the Backstop Agreements?

Yes. The obligations of each Backstop Purchaser to consummate the transactions under the respective Backstop Agreement are subject to specified conditions, including, but not limited to, compliance with covenants and the accuracy of various representations and warranties set forth in each Backstop Agreement.

Are there material risks in exercising my Rights?

Yes. The exercise of your Rights involves material risks. Among other things, you should carefully consider each of the risks described under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

If the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If the Rights Offering is not completed, all subscription payments received by the Subscription Agent will be promptly returned, without interest. If you own your common stock in a brokerage account, it may take longer for you to receive the return of your payment because the Subscription Agent will return your payment through the broker, dealer, bank or other nominee that is the record holder of your shares of common stock.

Will the Rights be listed on a stock exchange or national market?

No. The Rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market.

Will the shares of common stock that I receive upon exercise of my Rights be freely-tradable?

Yes. The Rights Offering is being conducted pursuant to an effective registration statement. Accordingly, all shares issued upon exercise of the Rights will be free of any restrictive legend and will be freely-tradable on NASDAQ.

How do I exercise my Rights if I live outside the United States?

To exercise your Rights, you must follow the process described in the subscription documents sent to you and also available from the Information Agent. For assistance you may contact the Information Agent, Georgeson LLC, at (866) 413-5901.

What fees or charges apply if I exercise my Rights?

We are not charging any fee or sales commission to issue Rights to you or to issue the shares to you if you exercise your Rights. If you hold your shares in “street name” and exercise your Rights through a broker, dealer, bank or other nominee that is the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising Rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of Rights unless the Rights Offering is treated as a distribution described in either Section 305(b) or 305(c) of the Code. We believe that the Rights Offering should not be treated as either such distribution, but certain aspects of that determination are unclear. Our position is not binding on the Internal Revenue Service or the courts, however. You are urged to consult your tax advisor as to your particular tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of our shares. For further information, please see “Material U.S. Federal Income Tax Consequences.”

Who should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent, Georgeson LLC, at (866) 413-5901.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus that we may authorize to be provided to you or in any report incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2017, or any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that is incorporated by reference into this prospectus supplement after the date of this prospectus supplement. Although we discuss key risks in those risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Risks Related to This Offering

Management will have broad discretion with respect to the use of the proceeds from this Rights Offering and the proceeds from the Rights Offering may be insufficient to meet our ongoing capital needs.

Although we have highlighted the intended use of proceeds for this Rights Offering, our management will have broad discretion as to the application of the net proceeds from this Rights Offering and could use them for purposes other than those contemplated at the time of the Rights Offering. Additionally, depending on the amount of proceeds generated from the Rights Offering, the proceeds may be insufficient to meet our ongoing capital needs. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. It is possible that our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

If you do not participate in the Rights Offering, your interest in the Company will likely be diluted.

Common stockholders who do not fully exercise their respective Rights should expect that they will, at the completion of the Rights Offering, own a smaller proportional interest in the Company than would otherwise be the case had they fully exercised their Rights.

Our common stock price may be volatile as a result of the Rights Offering.

The trading price of our common stock may fluctuate substantially as a result of the Rights Offering. The price of the common stock that will prevail in the market following the Rights Offering may be higher or lower than the Subscription Price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.

The Rights Offering may cause the price of our common stock to decline.

The Rights Offering may result in an immediate decline in the market value of our common stock. This decline may continue after the completion of the Rights Offering. Further, if a substantial number of Rights are exercised and the holders of the shares received upon exercise of those Rights choose to sell some or all of the shares of common stock, the resulting sales could depress the market price of our common stock. There is no assurance that, following the Expiration Date, you will be able to sell the common stock you receive from the exercise of your Rights at a price equal to or greater than the Subscription Price.

Although the pricing mechanism determined by our board of directors in the Rights Offering is intended to provide stockholders that exercise their Rights with shares at a discount to the market price of our common stock, there is no guarantee that by the time the shares are delivered to you, the market price of our common stock will be above the discounted price. Further, because the exercise of your Rights is not revocable and because the Rights are not transferrable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer of the shares until after they are delivered.

Our board of directors has approved a pricing mechanism intended to provide Rights holders with an opportunity to exercise their Rights at a discount to the market price of our common stock. However, there is no guarantee that the Subscription Price will be lower than the market price of our common stock at the time that the shares are purchased and delivered. Further, because the exercise of your Rights is not revocable and because the Rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer of the shares until after they are delivered to you. Accordingly, the Subscription Price at which you are purchasing shares of common stock may be above the prevailing market price by the time that the shares of common stock are purchased and delivered.

Completion of the Rights Offering and the sale of the shares is not subject to our raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors.

Completion of the Rights Offering is not subject to our raising a minimum offering amount. As such, proceeds from the Rights Offering and the sale of the shares may not be sufficient to meet the objectives we state in this prospectus supplement, or other corporate milestones that we may set. Stockholders should not rely on the success of the Rights Offering and the sale of the shares to entirely address our need for funding. If we fail to complete the Rights Offering or raise capital from other sources, we would anticipate having to significantly scale back our growth plans and operating expenses, which will curtail the progress of our business.

The Rights are not transferable and there is no market for the Rights.

You may not sell, transfer or assign your Rights. The Rights are only transferable by operation of law. Because the Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Rights.

The net proceeds we receive from the Rights Offering may be lower than we currently anticipate and may even be zero.

We have entered into Backstop Agreements with the Backstop Purchasers; however, we cannot assure you that any of our stockholders will exercise all or any part of their Rights, nor can we guarantee that the transactions contemplated by the Backstop Agreements will close in a timely manner. If our stockholders subscribe for fewer shares of our common stock than we currently anticipate, if our stockholders do not participate in the Rights Offering at all, or if the closings of the Backstop Agreements do not occur as anticipated, the net proceeds we receive from the Rights Offering could be significantly lower than we currently expect and potentially zero.

If we terminate the Rights Offering for any reason, we will have no obligation other than to return subscription monies promptly and without interest.

We may decide, in our discretion and for any or no reason, to cancel or terminate the Rights Offering at any time prior to the Expiration Date. If the Rights Offering is terminated, we will have no obligation with respect to Rights that have been exercised except to promptly return, without interest or deduction, the subscription monies deposited with the Subscription Agent.

If you do not act on a timely basis and follow subscription instructions, your exercise of the Rights may be rejected.

Holders of shares of common stock who desire to purchase shares in the Rights Offering must act on a timely basis to ensure that all required forms and payments are actually-received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on August 22, 2018 (unless extended). If you are a beneficial owner of shares of common stock and you wish to exercise your Rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually-received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver the forms and payments to the Subscription Agent prior to 5:00 p.m., Eastern Time, on August 22, 2018 (unless extended). We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually-received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on August 22, 2018.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

The receipt of Rights may be treated as a taxable distribution to you.

We believe the distribution of the Rights in the Rights Offering should be a non-taxable distribution to holders of shares of common stock under Section 305(a) of the Code. Please see the discussion of “Material U.S. Federal Income Tax Considerations” below. This position is not binding on the IRS or the courts, however. If this Rights Offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of Rights in the Rights Offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the Rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of shares of common stock is urged to consult his, her or its tax advisor with respect to the particular tax consequences of this Rights Offering.

The Subscription Price determined for the Rights Offering is not an indication of the fair value of our common stock.

In determining the method for computing the Subscription Price, our board of directors considered a number of factors, including, but not limited to, the price at which our stockholders might be willing to participate in the Rights Offering, historical and current trading prices for our common stock including volatility, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions and the desire to provide an opportunity to our stockholders to participate in the Rights Offering. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in rights offerings by other public companies. The Subscription Price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value, other than the current market price of our common stock on certain dates. You should not necessarily consider the Subscription Price as an indication of the fair value of our common stock. After the date of this prospectus supplement, our common stock may trade at prices above or below the Subscription Price.

We do not anticipate declaring any cash dividends on our common stock which may adversely impact the market price of our stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market, or the perception that such sales could occur could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or the market perception that we are permitted to sell a significant number of our securities would have on the market price of our common stock.

USE OF PROCEEDS

We may raise gross proceeds of up to $13,000,000 in the Rights Offering. Assuming that we raise $13,000,000, we estimate that the net proceeds from the sale of the securities offered by this prospectus supplement will be approximately $12,875,000, after deducting the offering expenses and fees payable by us estimated at approximately $125,000.  On the basis of the Backstop Commitments, we anticipate completing the sale of all shares of common stock that are available for subscription in the Rights Offering.

We intend to use the net proceeds of this offering to fund the growth of our business, including the acquisition of and investment in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We may also use the net proceeds for working capital and for general corporate purposes.  Pending use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities. How we apportion the proceeds of this Rights Offering will depend upon the amount that we raise in the Rights Offering.

DILUTION

Purchasers of our common stock in the Rights Offering will experience dilution to the extent of the difference between the Subscription Price and our as-adjusted net tangible book value (deficit) per share immediately after this Rights Offering. Net tangible book value (deficit) per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of December 31, 2017, our net tangible book value (deficit) was approximately $19,074,000, or approximately $1.12 per share.

After giving effect to the sale by us in the Rights Offering of 5,777,777 shares of our common stock at an assumed Subscription Price of $2.25 per share, after deducting the estimated offering fees and expenses payable by us estimated at approximately $125,000, our as-adjusted net tangible book value (deficit) as of December 31, 2017 would have been approximately $31,948,998, or approximately $1.40 per share. This represents an immediate increase in net tangible book value (deficit) of $0.28 per share to existing stockholders who do not participate in the Rights Offering and an immediate dilution of $0.85 per share to investors purchasing shares of our common stock in this Rights Offering. The following table illustrates this per share dilution (unaudited):

Subscription Price		$2.25
Net tangible book value per share as of December 31, 2017 before the Rights Offering	$1.12
Increase in net tangible book value per share attributable to the Rights Offering	$0.29
As-adjusted net tangible book value per share after giving effect to the Rights Offering		$1.40
Dilution in net tangible book value per share to existing stockholders who participate in the Rights Offering		$0.85

The information above is as of December 31, 2017 and excludes as of such date:

●	1,870,753 stock options not otherwise exercised; and

●	576,023 restricted stock units not otherwise exercised.

To the extent that any of our outstanding stock options or warrants are exercised, or if we grant additional options or other awards under our stock incentive plan or additional warrants, or issue additional shares of common stock in the future, there may be further dilution.

THE RIGHTS OFFERING

Subscription Rights

We are distributing to the holders of our common stock, at no charge, non-transferrable subscription rights to purchase our common stock. Each holder of our common stock as of closing on July 23, 2018 will receive one (1) Right to purchase one (1) share of our common stock (subject to proration) for each three (3) shares of common stock owned by such holder on the Record Date (based on the number of shares of common stock owned by such holder, rounded down to the nearest multiple of three (3); no fractional rights will be granted). The Rights will be evidenced by a Rights Certificate. Each Right will entitle the holder to a Basic Subscription Privilege and an Over-Subscription Privilege for all Basic Subscription Privileges that remain unsubscribed, in each case subject to proration and as described below. You will only be permitted to exercise your Over-Subscription Privilege, if any, if you fully exercise your Basic Subscription Privilege (provided that any Excess Subscription Amount may be applied to your Over-Subscription Privilege as described below). You may exercise all or a portion of your Rights, or you may choose not to exercise any of your Rights. Rights may only be exercised in aggregate for whole numbers of shares of our common stock. No fractional shares of our common stock will be issued in the Rights Offering and in the event of proration, all fractional shares will be rounded down to the nearest whole share. The Backstop Purchasers will serve as backstop purchasers in the Rights Offering.

Limitation on the Purchase of Shares

Your Basic Subscription Right permits you to only purchase the number of shares upon exercise of the number of Rights distributed to you in the Rights Offering. Accordingly, the number of shares that you may purchase in the Rights Offering is limited by the number of shares of our common stock you held on the Record Date. Your Over-Subscription Privilege permits you to subscribe for additional shares to the extent to which other stockholders do not exercise their Rights, which we cannot determine prior to the end of the Subscription Period.

Further, in the event that the exercise by a stockholder of the Rights could, as determined by us in our sole discretion, potentially result in a limitation on our ability to use net operating losses, tax credits and other tax attributes under the Code and rules promulgated by the Internal Revenue Service, we may, but we are under no obligation to, reduce the number of shares of common stock to be acquired by such stockholder to such number of shares of our common stock as we, in our sole discretion, shall determine to be advisable in order to preserve our ability to use the Tax Attributes.

Proration

The Basic Subscription Privilege, Over-Subscription Privilege and Backstop Commitments will be subject to proration to ensure that the aggregate proceeds raised in the Rights Offering does not exceed the Maximum Offering Amount.

Subscription Price

Each Right will be exercisable at a price per share equal to $2.25. The Subscription Price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value, other than the current market price of our common stock on certain dates.

Determination of Subscription Price

Our board of directors considered, among other things, the following factors in determining the discount to market price for purposes of establishing the Subscription Price:

●	the current and historical trading prices of our common stock;

●	the price at which stockholders might be willing to participate in the Rights Offering;

●	our need for additional capital and liquidity;

●	the cost of capital from other sources; and

●

comparable precedent transactions, including the percentage of shares offered, the terms of the Rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our board of directors also reviewed our history and prospects, including our past and present burn rate and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our board of directors believes that the discount to market price should be designed to provide an incentive to our current stockholders to participate in the Rights Offering and exercise their Rights.

The Subscription Price does not necessarily bear any relationship to any established criteria for value, other than the current market price of our common stock on certain dates. No valuation consultant or investment banker has opined upon the fairness or adequacy of the Subscription Price. You should not consider the Subscription Price as an indication of actual value of our Company. You should not assume or expect that, after the Rights Offering, our shares of common stock will trade at or above the Subscription Price in any given time-period. The market price of our common stock may decline during or after the Rights Offering. We cannot assure you that you will be able to sell the shares of our common stock purchased during the Rights Offering at a price equal to or greater than the Subscription Price. You should obtain a current price quote for our common stock before exercising your Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Rights are irrevocable.

Non-Transferability of Rights

The Rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your Rights to anyone. The Rights will not be listed for trading on any stock exchange or market.

Expiration Date

The subscription period during which you may exercise your Rights expires at 5:00 p.m., Eastern Time, on August 22, 2018, which is the expiration of the Rights Offering. If you do not exercise your Rights before that time, your Rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the Subscription Agent receives your Rights Certificate or your subscription payment after that time.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 p.m., Eastern Time, on August 22, 2018, which is the Expiration Date that we have established for the Rights Offering.

Termination

We may terminate the Rights Offering at any time and for any or no reason prior to the completion of the Rights Offering. If we terminate the Rights Offering, we will issue a press release notifying stockholders and the public of the termination.

Return of Funds upon Completion or Termination

The Subscription Agent will hold funds received in payment for shares in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money until the Rights Offering is completed or is terminated. If the Rights Offering is terminated for any reason, all subscription payments received by the Subscription Agent and held in escrow for investors will be promptly returned, without interest or penalty.

Shares of Our Common Stock Outstanding After the Rights Offering

On the Record Date, assuming no additional issuances of our common stock prior to the Record Date, we will have 17,303,510 shares of our common stock issued and outstanding. Based on the foregoing, other than the Backstop Agreements, assuming no other transactions by us involving our common stock prior to the expiration of the Rights Offering, following completion of the Rights Offering, approximately 23,081,287 shares of our common stock will be issued and outstanding. However, the exact number of shares of common stock that we will issue in this Rights Offering will depend on the Subscription Price, the number of shares that are subscribed for in the Rights Offering, whether the unsubscribed Rights are exercised pursuant to the Over-Subscription Privilege, and whether the transactions contemplated by the Backstop Agreements close in a timely manner.

Methods for Exercising Subscription Rights

The exercise of Rights is irrevocable and may not be cancelled. You may exercise your Rights as follows:

Subscription by Record Holders

If you are a stockholder of record, the number of shares you may purchase pursuant to your Rights is indicated on the enclosed Rights Certificate. You may exercise your Rights by properly completing and executing the Rights Certificate and forwarding it, together with your full payment of the Subscription Price, to the Subscription Agent at the address given below under “Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on August 22, 2018. Your Rights will not be considered exercised unless the Subscription Agent receives from you, your broker, custodian, nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., Eastern Time, on the Expiration Date.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a Rights Certificate. Instead, we will issue one Right to such nominee record holder for all shares of our common stock held by such nominee on the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee. Your Rights will not be considered exercised unless the Subscription Agent receives from you, your broker, custodian, nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m., Eastern Time, on the Expiration Date.

Payment Method

If you are the stockholder of record, payments must be made in full in U.S. currency by (i) personal check, or (ii) cashier’s check, in each case, drawn upon a U.S. bank, and payable to “Computershare”. You must timely pay the full Subscription Price for the full number of shares of our common stock at the Initial Price if you wish to acquire pursuant to the exercise of Rights (including any exercise of the Over-Subscription Privilege, if available) by delivering a personal or cashier’s check, payable to “Computershare.”  If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you should deliver payment to such broker, dealer, custodian bank or other nominee, as applicable, in accordance instructions provided therefrom.

For any holder who wishes to make such payment by cashier’s check, the cashier’s check must have the registered holder’s name imprinted (not simply written) on the check by the financial institution.

You should read the instruction letter accompanying the Rights Certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full Subscription Price.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the risk of the holders of Rights. If sent by mail, we recommend that you send those statements and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent before the Rights Offering expires.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received.

Any excess subscription payments received by the Subscription Agent caused by proration will be promptly returned to the subscriber, without interest.

Personal or cashier’s checks should be sent to the Subscription Agent. Please be sure personal or cashier’s checks are delivered on or prior to August 22, 2018 to ensure that your payment is processed prior to the Expiration Date.

For any holder who wishes to make such payment by cashier’s check, the cashier’s check must have the registered holder’s name imprinted (not simply written) on the check by the financial institution.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the Rights Certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertake any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If we determine that your incomplete Rights Certificate otherwise complies with the subscription procedures and if you do not indicate the number of Rights that you wish to exercise, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received after determination of the Subscription Price.

Any excess subscription payments received by the Subscription Agent caused by proration will be promptly returned to the subscriber, without interest.

Requirements for Foreign Stockholders

Rights certificates will not be mailed to foreign stockholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States). The Rights of foreign stockholders will be held by the Subscription Agent for their accounts until instructions are received to exercise the Rights. If instructions have not been received by 5:00 p.m., Eastern Time, on August 17, 2018, five (5) business days prior to the Expiration Date (or, if the subscription period is extended, on or before the fifth business day prior to the extended Expiration Date), the Rights will not be exercisable by such foreign stockholders, and any proceeds received by such foreign stockholders related to such Rights will be refunded to such foreign stockholders, without interest.

Issuance of Common Stock

The shares of common stock that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

Subscription Agent

The Subscription Agent for the Rights Offering is Computershare Trust Company, N.A. The address to which Rights Certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance or payment before the Rights Offering expires. Do not send or deliver these materials to us.

By first class mail:	Computershare Trust Company, N.A.
Corporate Actions Voluntary Offer; COY: SMTX P.O. Box 43011 Providence, RI 02940-3011

By overnight courier service:	Computershare Trust Company, N.A.
Corporate Actions Voluntary Offer: COY: SMTX 250 Royall Street, Suite V Canton, MA 02021

If you deliver the Rights Certificates in a manner different than that described in this prospectus supplement, we may not honor the exercise of your Rights.

Information

The Information Agent for the Rights Offering is Georgeson LLC. You should direct any questions or requests for assistance concerning the method of subscribing for the shares or for additional copies of this prospectus to the Information Agent at (866) 413-5901.

No Fractional Shares

We will not issue fractional shares of common stock in the Rights Offering. Rights holders will only be entitled to purchase a number of shares representing a whole number of shares of common stock, rounded down to the nearest whole number of shares a holder would otherwise be entitled to purchase. Any excess subscription payments received by the Subscription Agent caused by proration will be promptly returned to the subscriber, without interest.

Notice to Brokers and Nominees

If you are a broker, dealer, bank or other nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Rights. If a beneficial owner of our common stock so instructs, you should complete the Rights Certificate and submit it to the Subscription Agent with the proper subscription payment by the Expiration Date. You may exercise the number of Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form titled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact our Subscription Agent to request a copy.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the Expiration Date of the Rights Offering, which is August 22, 2018 (unless extended), unless we waive them in our sole discretion. Neither we nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Rights Certificate and any other required documents and the full Subscription Price. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering until shares are issued in book-entry form or your account at your broker, dealer, bank or other nominee is credited with the shares of our common stock purchased in the Rights Offering.

No Revocation

Once you submit the Rights Certificate or have instructed your nominee of your subscription request, you are not allowed to revoke the exercise or request a refund of monies paid. All exercises of Rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your Rights unless you are certain that you wish to purchase shares of common stock at the Subscription Price.

Increase of Subscription Amount

While you may not revoke any exercise of your Rights once you submit the Rights Certificate or have instructed your nominee of your subscription request, if you desire to increase your subscription you may do so. To increase your subscription amount, you should contact the Information Agent at (866) 413-5901.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, we do not believe holders of shares of our common stock should recognize income or loss upon receipt or exercise of a Right. See “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the Rights. Stockholders who exercise Rights risk investment loss on money invested. We cannot assure you that the market price of our common stock will reach or exceed the Subscription Price and, even if it does so, that it will not decline during or after the Rights Offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Fees and Expenses

We will pay all fees and expenses charged by the Subscription Agent and the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your Rights.

Listing

The Rights may not be sold, transferred, assigned or given away to anyone, and will not be listed for trading on any stock exchange or market. The shares of our common stock are, and the shares to be issued in the Rights Offering will be, traded on NASDAQ under the symbol “SMTC.”

Important

Do not send Rights Certificates directly to us. You are responsible for choosing the payment and delivery method for your Rights Certificate and you bear the risks associated with such delivery. If you choose to deliver your Rights Certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date of August 22, 2018.

THE BACKSTOP AGREEMENTS

Effective as of July 16, 2018, we entered to Backstop Agreements with the Stockholder Backstop Purchasers, pursuant to which each respective Stockholder Backstop Purchaser has agreed to exercise its Basic Subscription Privilege in full, to exercise its Over-Subscription Privilege and, simultaneously with the completion of the Rights Offering, to purchase 100% of all remaining available shares not otherwise subscribed for pursuant to all other stockholders’ Basic Subscription Privileges and Over-Subscription Privileges, subject the respective terms, conditions and limitations of each Backstop Agreement, including the total commitment amount for the respective Stockholder Backstop Purchaser. The total commitment dollar amount for each Stockholder Backstop Purchaser is as follows, for an aggregate dollar amount Stockholder Backstop Commitment of $8,100,000:

Stockholder Backstop Purchaser	Total Commitment Amount
Red Oak Partners, LLC	$6,600,000
Edward Smith	$250,000
Clarke H. Bailey	$250,000
J. Randall Waterfield	$1,000,000

Effective as of July 16, 2018, we entered to Backstop Agreements with the Non-Stockholder Backstop Purchasers, pursuant to which each respective Non-Stockholder Backstop Purchaser has agreed to purchase 100% of all remaining available shares not otherwise subscribed for pursuant to all other stockholders’ Basic Subscription Privileges and Over-Subscription Privileges, subject the respective terms, conditions and limitations of each Backstop Agreement, including the total commitment amount for the respective Non-Stockholder Backstop Purchaser. The total commitment amount for each Non-Stockholder Backstop Purchaser is as follows, for an aggregate dollar amount Non-Stockholder Backstop Commitment of $4,900,000:

Non-Stockholder Backstop Purchaser	Total Commitment Amount
Mitch Otolski, Trustee of the MRS Trust	$1,500,000
Hoak & Co.	$2,500,000
Mabipa Overseas, S.A.	$400,000
John Ransom	$250,000
BPZG Ventures LLC	$250,000

The aggregate dollar amount of Backstop Commitments from all Backstop Purchasers is $13,000,000.

Closing Conditions

The closing of the transactions contemplated by the Backstop Agreements is subject, in each case, to the satisfaction or waiver of customary conditions, including the: (i) compliance with covenants, (ii) accuracy of representations and warranties set forth in the respective Backstop Agreement, (iii) satisfaction of conditions, and the effectiveness of the registration statement related to the Rights Offering, (iv) absence of any judicial action that would prevent the performance of the Backstop Agreement, and (v) consummation of the Rights Offering.

Termination of the Backstop Agreements

Each Backstop Agreement may be terminated at any time prior to the closing of the transactions contemplated by such Backstop Agreement as follows:

●	by mutual written consent of the parties;

●

by either party if any governmental entity institutes any action challenging the validity or legality of, or seeks to restrain the consummation of, the transactions contemplated by the Backstop Agreement; and

●

by either party in the event the other party breaches its obligations under the Backstop Agreement, and such breach is not cured within fifteen (15) days of receipt of written notice by the other party.

Indemnification

Each Backstop Agreement provides that either party will indemnify, defend, and hold harmless the other party and its affiliates, from and against losses resulting from the breach of any of the representations and warranties provided by such party under the Backstop Agreement.

For the complete text of the Backstop Agreements, please see our Current Report on Form 8-K, filed with the SEC on July 23, 2018, that is incorporated by reference into this prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the Rights acquired through the Rights Offering and the ownership and disposition of shares of our common stock received upon exercise of the Rights.

This summary deals only with Rights acquired through the Rights Offering and shares of our common stock acquired upon exercise of Rights, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding Rights or shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired Rights or shares of our common stock in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of Rights acquired through the Rights Offering by persons holding shares of our common stock, the exercise (or expiration) of the Rights, and the acquisition, ownership and disposition of shares of our common stock acquired upon exercise of the Rights that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares of our common stock, Rights and shares of our common stock acquired upon exercise of Rights, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person. A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the record owner, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders

Taxation of Subscription Rights

Receipt of Subscription Rights

Although the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, we do not believe your receipt of Rights pursuant to the Rights Offering should be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, the receipt by a stockholder of a right to acquire stock generally is not included in the taxable income of the recipient. However, this general rule is subject to several exceptions including one for “disproportionate distributions”. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock; however, there is no guarantee that we will not make such distributions in the future.

Our position regarding the tax-free treatment of the Rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Rights is a disproportionate distribution or otherwise, the fair market value of the Rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2018.

The following discussion is based upon the treatment of the Rights issuance as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing shares of common stock (with respect to which the Rights are distributed) on the date you receive the Rights, the Rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the Rights in proportion to the relative fair market values of the existing shares of common stock and the Rights, determined on the date of receipt of the Rights. If you choose to allocate basis between your existing common shares and the Rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the Rights. Such an election is irrevocable.

However, if the fair market value of the Rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the Rights, then you must allocate your basis in your existing shares of common stock between those shares and the Rights you receive in proportion to their fair market values determined on the date you receive the Rights.

The fair market value of the Rights on the date that the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date. In determining the fair market value of the Rights, you should consider all relevant facts and circumstances, including any difference between the Subscription Price of the Rights and the trading price of our shares of common stock on the date that the Rights are distributed, the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable.

Exercise of Subscription Rights

You should not recognize gain or loss upon the effectiveness of the exercise of a Right in the Rights Offering, and the tax basis of the shares of common stock acquired through exercise of Rights should equal the sum of the subscription price for the shares plus your tax basis, if any, in the Rights. The holding period of shares of common stock acquired upon exercise of a Right in the Rights Offering will begin on the date of exercise.

If, at the time of the receipt or exercise of a Right distributed to you in the Rights Offering, you no longer hold the share of common stock with respect to which such Right is received, certain aspects of the tax treatment of the exercise of the Right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through the exercise of the Right. If you receive or exercise a Right received in the Rights Offering after disposing of shares of our common stock with respect to which the Right is received, you should consult with your tax advisor.

Expiration of Subscription Rights

If you allow Rights received in the Rights Offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes. If you have tax basis in the Rights and you allow the Rights to expire, the tax basis in your existing common stock owned by you with respect to which such Rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the Rights in the Rights Offering.

Taxation of Common Stock

Distributions

Distributions with respect to shares of our common stock acquired upon exercise of Rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.

Dividend income received by certain non-corporate U.S. Holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. Holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Dispositions

If you sell or otherwise dispose of shares of common stock acquired upon exercise of Rights in a taxable transaction, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder generally is taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

Certain U.S. citizens and residents and certain estates and trusts are subject to a 3.8% tax on certain net investment income, including dividends and capital gain from the disposition of property, such as the common stock. You should consult your tax advisor with respect to this additional tax.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from the disposition shares of our common stock acquired through the exercise of Rights, or dividend payments. Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. You are urged to consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

Receipt, Exercise and Expiration of the Subscription Rights

The discussion assumes that the receipt of Rights will be treated as a non-taxable distribution. See “Tax Consequences to U.S. Holders-Taxation of Subscription Rights-Receipt of Subscription Rights” above. You should not be subject to U.S. federal income tax upon the exercise or expiration of Rights. See “Tax Consequences to U.S. Holders-Taxation of Subscription Rights-Exercise of Subscription Rights” and “Tax Consequences to U.S. Holders-Taxation of Subscription Rights-Expiration of Subscription Rights” above.

Taxation of Distributions on Common Stock

Any distributions of cash or property made with respect to our common stock generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate, if applicable, you will be required to provide a properly-completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying your entitlement to benefits under a treaty. In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment within the United States); instead, you generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income.

Any distribution also will be subject to the discussion below under the heading “FATCA”.

Sale or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our common stock unless:

●

the gain is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment in the United States);

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you are an individual, you hold your shares of common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case you will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by your U.S.-source capital losses, if any); or

●

we are or have been a “United States real property holding corporation”, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or your holding period for the common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. We believe that we are not currently, and have not been within the relevant testing period, a USRPHC but no assurance can be given that we will not become a USRPHC in the future. However, if we are a USRPHC or become a USRPHC in the future, and our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the applicable period. You are urged to consult your tax advisor regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and with respect to the exception for 5% or less stockholders.

Information Reporting and Backup Withholding

Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions generally will be subject to information reporting. If you comply with certification procedures to establish that you are not a United States person, backup withholding generally should not apply to distributions on our common stock and information reporting and backup withholding generally should not apply to the proceeds from a sale or other disposition of shares of our common stock. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Payments of dividends on our common stock and, starting in 2019, payments of the gross proceeds from a sale or exchange of our common stock or other securities, to a Non-U.S. Holder will be subject to a 30% withholding tax if the Non-U.S. Holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with FATCA. Generally, such documentation is provided on an executed and properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If dividends are subject to the 30% withholding tax under FATCA, they will not be subject to the 30% withholding tax described above under “Tax Consequences to Non-U.S. Holders-Taxation of Distributions on Common Stock.”

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

DESCRIPTION OF SECURITIES WE ARE OFFERING

For a description of the Rights being offered hereby, please see “The Rights Offering” above. For a description of the common stock issuable upon exercise of the Rights, please see “Description of Securities We May Offer” in the accompanying prospectus.

PRICE RANGE OF COMMON STOCK

Our common stock trades on NASDAQ under the symbol “SMTX”. The high and low sales prices as reported by NASDAQ and OTCQB for each quarterly fiscal period during our fiscal years ended December 31, 2017 and January 1, 2017 is as follows:

Fiscal Period	High	Low
2nd quarter 2018	$3.18	$2.21
1st quarter 2018	2.33	1.80

4th quarter 2017	$1.94	$1.30
3rd quarter 2017	1.40	1.12
2nd quarter 2017	1.38	1.10
1st quarter 2017	1.56	1.18

4th quarter 2016	$1.68	$1.23
3rd quarter 2016	1.85	1.30
2nd quarter 2016	1.68	1.33
1st quarter 2016	1.53	1.14

As of July 20, 2018, the approximate number of record holders of our common stock was 89 and the closing price of our common stock was $2.80 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings, if any, to support our business strategy and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including our financial condition, operating results, capital requirements and any plans for expansion.

PLAN OF DISTRIBUTION

Introduction

Promptly after the Record Date for the Rights Offering, we will distribute the Rights Certificate and any other subscription documents to stockholders of record as of July 23, 2018. If you wish to exercise your Rights, you should follow the instructions in the subscription documents sent to you and also available from the Information Agent. If you are unable to do so, you may call the Information Agent for assistance. See “The Rights Offering — Methods for Exercising Subscription Rights.” If you have any questions, you should contact the Information Agent, Georgeson LLC, at (866) 413-5901.

We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the Rights Offering and, except as discussed above, no commissions, fees or discounts will be paid in connection with the Rights Offering. Certain of our officers and other employees may solicit responses from you, but those officers and other employees will not receive any commissions or compensation for their services other than their normal employment compensation.

We will pay all customary fees and expenses of the Subscription Agent and the Information agent related to the Rights Offering, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by the Subscription Agent, all of which will be for the account of the transferor of the rights. We also have agreed to indemnify the Subscription Agent and the Information Agent from liabilities that they may incur in connection with the Rights Offering. All of the proceeds from the Rights Offering will be solely for the Company’s benefit.

Other than as described in this prospectus supplement, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the rights offered hereby.

Price Stabilization, Short Positions

No person has been authorized by our Company to engage in any form of price stabilization in connection with this Rights Offering.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Perkins Coie LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement will automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 8, 2018;

●	Our Quarterly Report on Form 10-Q for the three months ended April 1, 2018, filed with the SEC on May 8, 2018;

●

Our Current Reports on Form 8-K, filed with the SEC on March 8, 2018, March 14, 2018, March 28, 2018, April 11, 2018, May 8, 2018, June 20, 2018, July 3, 2018, July 16, 2018, and July 23, 2018 (but excluding the portions of such reports expressly noted as being furnished and not filed); and

●

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 18, 2000, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus supplement have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus supplement, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will promptly provide, without charge to each person (including any beneficial owners) who receives a copy of this prospectus, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement. You may request, orally or in writing, a copy of these documents, by contacting Steve Waszak of SMTC Corporation, at 7050 Woodbine Ave, Suite 300, Markham, Ontario, Canada L3R 4G8. Our telephone number is (905) 479-1810. Information about us is also available at our website at http://www.smtc.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference.